Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

	For the three-month periods ended March 31,
	2008	2007
Net income	$16,464	$13,265
Add:
Provision for income taxes	10,772	8,445
Interest (income) expense, net	658	(863)
Depreciation and amortization	4,424	2,741

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (1)	$32,318	$23,588

(1)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.